Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Long-Term Incentive Plan of Holly Energy Partners, L.P. of our reports dated February 20, 2006, with respect to the consolidated financial statements of Holly Energy Partners, L.P. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Holly Energy Partners, L.P. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Holly Energy Partners, L.P., as filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Dallas, Texas
June 5, 2006